June 19, 2007

Vector Intersect Security Acquisition Corp

65 Challenger Rd.

Ridgefield Park, NJ

07626

Dear Derek Dunaway:

This letter sets forth our agreement respecting the engagement by the undersigned (“Company”) of you (Derek Dunaway) as a consultant to the Company.

1. Company hereby engages you, and you hereby agree to be engaged, as a consultant, pursuant to the terms hereof.

2. During the Term, as hereinafter defined, in your capacity as a consultant, and subject to the direction of Company’s officers, you will drive the companies efforts to identify an acquisition target and consummate said acquisition as well as perform such other duties as are assigned to you by an officer of the Company or the Company’s Board of Directors (the “Services”). You acknowledge that this agreement does not preclude Company from seeking other persons to perform the Services or activities similar to the Services.

3. In full compensation for the Services, Company shall pay you a fee at the monthly rate of $10,000, by the fifth day of each month with respect to the immediately preceding month, or portion thereof, pro rated, based on a 30-day month. You shall be reimbursed for out-of-pocket costs, including travel costs, incurred by you in performing Services, in accordance with Company’s applicable policies, as in effect from time to time, provided that all such costs are approved by the Company in advance. In the event the Company consummates a business combination, the Company will (i) pay you $10,000 for each month you have performed as a consultant for the company and (ii) issue you warrants to purchase 100,000 shares of the Company’s common stock, exercisable at $5 per share.

4. The Term shall commence on May 2, 2007 and end November 1, 2008 or at the date of the Company consummating a business combination. This agreement may be terminated at any time by either party on fifteen days prior written notice to the other party.

5. Except in connection with and in furtherance of your work on the Company’s behalf, you shall not, without the Company’s prior written consent, at any time, directly or indirectly: (i) use any of the Company’s confidential information for any purpose; or (ii) disclose or otherwise communicate any of the Company’s confidential information to any person or entity; or (iii) accept or participate in any employment, consulting engagement or other business opportunity that inevitably will result in the disclosure or use of any of the Company’s confidential information. For the purposes of this agreement, “confidential information” means all nonpublic information and know-how (in whatever form (including written, oral or by demonstration)) directly or indirectly relating to or arising from the Company’s business, or any portion thereof at any time engaged in or proposed to be engaged in, including, without limitation, trade secrets, patents, trademarks, websites, copyrights, information concerning the manner and details of the Company’s operation, organization and management; financial information and/or documents and nonpublic policies, the Company’s business plans and strategies, market research, data and analysis. All confidential information is the property of the Company and will remain the property of the Company.

6. You hereby assign to the Company your entire right to all confidential information that you develop while working as a consultant to the Company, all of which shall be the sole and exclusive property of the Company, whether or not subject to patent, copyright, trademark or trade secret protection. You also acknowledges that all original works of authorship that are made by you (solely or jointly with others), within the scope of this agreement, and that are protectable by copyright, are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. §§ 101, et seq.). To the extent that any such works, by operation of law, cannot be “works made for hire,” you hereby assign to the Company all right, title, and interest in and to such works and to any related copyrights.

7. This agreement contains the parties’ entire understanding with respect to the subject matter hereof and supersedes any and all previous or contemporaneous agreements between them with respect thereto. Neither party’s rights or obligations under this agreement may be assigned or delegated, and neither can this agreement be amended, nor any term hereof waived, except by a writing signed by each party. The determination by a court that any provision that is not of the essence of this agreement is invalid shall not affect the validity of any other provision hereof. The parties shall cooperate in good faith to substitute for any invalidated provision a valid provision, as alike in substance to such invalidated provision as would be lawful. Nothing herein shall constitute the parties as partners or agents of one another, create any fiduciary duty between the parties, or authorize either party to bind the other, and neither party shall make any contrary representation. The parties shall execute all such further instruments and documents as either shall reasonably request to effectuate any provision hereof. This agreement shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in such jurisdiction by residents thereof. Each party waives jury trial with respect to adjudication of any dispute arising under this agreement. Any notice authorized or required to be given hereunder shall be in writing, addressed to the respective parties as set forth on the first page hereof or to such other address as either party shall specify to the other in accordance with these notice provisions, and deemed given or made, if by hand or courier service by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; if by telecopier or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or 15 days after mailing by certified or registered mail, return receipt requested.

Please acknowledge that the foregoing correctly sets forth our agreement by signing below in the space provided, whereupon this letter shall constitute a binding agreement between us.

Very truly yours,

VECTOR INTERSECT SECURITY ACQUISITION CORP.
By:	/s/ Yaron Eitan
Name: Yaron Eitan Title: CEO

ACCEPTED AND AGREED:
/s/ Derek Dunaway
Derek Dunaway